Exhibit 3.76

WYSE TECHNOLOGY L.L.C.

AMENDED AND RESTATED REGULATIONS

A DELAWARE LIMITED LIABILITY COMPANY

Dated as of July 22, 2013

2:01 p.m. C.D.T

WYSE TECHNOLOGY L.L.C.

REGULATIONS

These Amended and Restated Regulations of Wyse Technology L.L.C. (these “Regulations”), effective as of 2:01 p.m. C.D.T. on July 22, 2013 (the “Effective Time”), are hereby adopted by Dell Marketing L.P., a Texas limited partnership (“DMLP”), as the sole member, for the organization and operation of the Company. These Regulations shall constitute the limited liability company agreement of the Company.

WHEREAS, Wyse Technology Inc. (the “Corporation”) was organized as a Delaware corporation on June 28, 1988;

WHEREAS, on January 23, 2013, by written consent, the board of directors of the Corporation adopted a resolution approving the conversion of the Corporation to a limited liability company and the adoption of the Initial Regulations (as defined below), and recommending the approval of such conversion and the Initial Regulations to the sole stockholder of the Corporation pursuant to Section 266 of the General Corporation Law of the State of Delaware (the “DGCL”);

WHEREAS, on January 23, 2013, by written consent, Wyse International, Inc., the sole stockholder of the Corporation, approved the conversion of the Corporation to a limited liability company and the adoption of the Initial Regulations pursuant to Section 266 of the DGCL;

WHEREAS, on January 23, 2013, the Corporation was converted to a limited liability company pursuant to Section 18-214 of the Act and Section 266 of the DGCL by causing the filing with the Secretary of State of the State of Delaware of a Certificate of Conversion and a Certificate of Formation (the “Conversion”);

WHEREAS, pursuant to the Initial Regulations and the Conversion, the sole stockholder of the Corporation became a member of the Company, the shares of capital stock in the Corporation were converted into limited liability company interests in the Company, and the sole stockholder of the Corporation (the “Original Member”) became the owner of all of the limited liability company interests in the Company;

WHEREAS, on January 23, 2013, the Original Member, acting as sole member of the Company, executed a limited liability company agreement of the Company under the title “Regulations” (the “Initial Regulations”);

WHEREAS, effective as of the Effective Time, DMLP was admitted as a substitute member of the Company, the Original Member transferred 100% of the limited liability company interests of the Company to DMLP, and the Original Member resigned and ceased to be a member of the Company; and

WHEREAS, the Member desires to amend and restate in its entirety the Initial Regulations as of the Effective Time as set forth herein.

NOW THEREFORE, the Member, by its execution of these Regulations, hereby agrees as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. As used in these Regulations, the following terms have the following meanings:

“Act” means the Delaware Limited Liability Company Act and any successor statute, as amended from time to time.

“Certificate” has the meaning given that term in Section 2.1.

“Capital Contribution” means any contribution by a Member to the capital of the Company (including any such contribution made to the Corporation prior to the Conversion).

“Company” means Wyse Technology L.L.C., a Delaware limited liability company.

“Conversion” has the meaning set forth in the recitals.

“Corporate Functionary” has the meaning given that term in Section 6.1.

“Corporation” has the meaning set forth in the recitals.

“DGCL” has the meaning set forth in the recitals.

“DMLP” has the meaning given that term in the preamble.

“Effective Time” has the meaning given that term in the preamble.

“Initial Regulations” has the meaning set forth in the recitals.

“Manager” means any Person or Persons named by the Member (or the Original Member) as Manager of the Company, but does not include any Person who has ceased to be a Manager of the Company. The Manager is hereby designated as a “manager” of the Company within the meaning of the Act.

“Member” means DMLP, which has executed these Regulations as a member of the Company, or any Person hereafter admitted to the Company as a member, but does not include any Person who has ceased to be a member in the Company.

“Original Member” has the meaning set forth in the recitals.

“Person” means an individual or a corporation, limited liability company, partnership, trust, estate, unincorporated organization, association, or other entity.

“Proceeding” has the meaning given that term in Section 6.1.

“Regulations” has the meaning given that term in the preamble.

1.2 Construction. Whenever the context requires, the gender of all words used in these Regulations includes the masculine, feminine, and neuter, and words of the singular number shall be deemed to include the plural number (and vice versa). Unless the context makes clear to the contrary, all references to an Article or a Section refer to articles and sections of these Regulations. The captions of the Articles, Sections, subsections and paragraphs hereof have been inserted as a matter of convenience of reference only and shall not affect the meaning or construction of any of the terms or provisions of these Regulations. As used in these Regulations, the term “including” shall mean “including, without limitation.”

ARTICLE II

ORGANIZATION

2.1 Certificate of Formation. Janet B. Wright, as an “authorized person” within the meaning of the Act, has executed, delivered and filed the Certificate of Formation (the “Certificate”) of the Company with the Secretary of State of the State of Delaware. Upon the filing of the Certificate, her powers as an “authorized person” ceased, and the Member, the Manager and each officer of the Company thereupon became a designated “authorized person” and shall continue as a designated “authorized person” within the meaning of the Act. The Member, the Manager or any officer of the Company, as an authorized person, within the meaning of the Act, shall execute, deliver and file, or cause the execution, delivery and filing of, all certificates (and any amendments and/or restatements thereof) required or permitted by the Act to be filed with the Secretary of State of the State of Delaware.

2.2 Name. The name of the Company is “Wyse Technology L.LC.” and all Company business must be conducted in that name or such other names that comply with applicable law as the Manager may select from time to time.

2.3 Registered Office; Registered Agent; Principal Office. The registered office and registered agent of the Company shall be the office and the initial registered agent named in the Certificate or such other office or agent as the Manager may designate from time to time in the manner provided by law. The principal office of the Company shall be at such place as the Manager may designate from time to time, which need not be in the State of Delaware. The Company may have such other offices as the Manager may designate from time to time.

2.4 Purposes. The purpose of the Company is to transact any and all lawful business for which limited liability companies may be organized under the Act, and to do all things necessary or incidental thereto to the fullest extent permitted by law.

2.5 Foreign Qualification. Before the Company conducts business in any jurisdiction other than Delaware, the Manager shall cause the Company to comply, to the extent procedures are available and those matters are reasonably within the control of the Manager, with all requirements necessary to qualify the Company as a foreign limited liability company in that jurisdiction. The Manager shall execute, acknowledge, swear to, and deliver all certificates and other instruments conforming to these Regulations that are necessary or appropriate to qualify, continue, or terminate the Company as a foreign limited liability company in all such jurisdictions in which the Company may conduct business or cease to conduct business.

2.6 Existence. The Company shall continue in existence until such time as the certificate of cancellation of the Company is filed.

2.7 Mergers and Exchanges. The Company may be a party to a merger, consolidation, or other reorganization of the types permitted by the Act.

2.8 No State-Law Partnership. The Member intends that the Company not be a partnership (including a limited partnership) or joint venture. This Section 2.8 shall not, however, prohibit the Company from becoming a partner or joint venturer of a partnership or joint venture with one or more other Persons.

ARTICLE III

MEMBERSHIP

3.1 Member. The sole Member of the Company is DMLP, which was admitted to the Company as a Member effective as of the Effective Time.

3.2 Liability to Third Parties. Except as otherwise provided by the Act, no Member shall be liable for the debts, obligations, or liabilities of the Company (whether arising in contract, tort, or otherwise), including under a judgment, decree, or order of a court or arbitrator. The Company will, to the fullest extent to which it is empowered to do so by the Act or any other applicable law, indemnify and make advances for expenses to any Person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such Person is or was a Member of the Company, against losses, damages, expenses (including attorney’s fees), judgments, fines and amounts reasonably incurred by such Person in connection with such action, suit or proceeding.

ARTICLE IV

CAPITAL CONTRIBUTIONS; DISTRIBUTIONS

4.1 Initial Contribution. The books and records of the Company shall reflect the Member’s Capital Contribution.

4.2 Subsequent Contributions. Additional Capital Contributions may be made by the Member at its discretion and shall be reflected in the books and records of the Company.

4.3 Distributions. From time to time the Member shall determine to what extent (if any) the Company’s cash on hand exceeds its current and anticipated needs, including for operating expenses, debt service, acquisitions, and a reasonable contingency reserve. If such an excess exists, the Member may, subject to the Act, in its sole discretion cause the Company to distribute to the Member an amount in cash equal to that excess.

ARTICLE V

MANAGEMENT

5.1 Generally. Except for situations in which the approval of the Member is required by these Regulations or the Act, the powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed by or under the direction of, the Manager. The acts of the Manager, taken on behalf of the Company, shall be binding on the Company. Any Person dealing with the Company may rely on the authority of the Manager in taking any action in the name of the Company without inquiry into the provisions of these Regulations or compliance herewith, regardless whether that action is actually taken in accordance with the provisions of these Regulations. The Manager shall not be liable for any of the debts, obligations, liabilities, or contracts of the Company by virtue of managing the Company’s business nor shall the Manager be required to contribute or lend any funds to the Company.

5.2 Conflicts of Interest. The Manager at any time and from time to time may engage in and possess interests in other business ventures of any and every type and description, independently or with others, with no obligation to offer to the Company the right to participate in any such ventures. The Manager may transact business with the Company or the Member.

5.3 Officers, Managers, and Agents.

(a) General. The Original Member appointed the initial officers and the initial Manager of the Company. Each of the initial officers and initial Manager appointed by the Original Member shall remain the officers and Manager of the Company, notwithstanding the amendment and restatement of the Initial Regulations, until his or her successor has been duly appointed or until his or her earlier death, resignation or removal. The Manager may appoint officers, managers, or agents of the Company and may delegate to such officers, managers, or agents all or part of the powers, authorities, duties, or responsibilities possessed by or imposed on the Manager pursuant to these Regulations.

(b) Officers. The officers of the Company may consist of a President, one or more Vice Presidents, a Treasurer, one or more Assistant Treasurers, a Secretary, one or more Assistant Secretaries, and such other officers as the Manager may from time to time appoint. A single Person may hold more than one office. The officers shall be appointed from time to time by the Manager. Each officer shall hold office until his successor is chosen, or until his death, resignation, or removal from office. Each officer of the Company shall have such powers and duties with respect to the business and affairs of the Company, and shall be subject to such restrictions and limitations, as are described below or otherwise prescribed from time to time by the Manager; provided, however, that each officer shall at all times be subject to the direction and control of the Manager in the performance of such powers and duties.

(1) President. The President of the Company shall have all general executive rights, power, authority, duties, and responsibilities with respect to the management and control of the business, assets and affairs of the Company. The President shall have full power and authority to bind the Company and to execute any and all contracts, agreements, instruments, or other documents for and on behalf of the Company, and any and all such actions properly taken by the President of the Company shall have the same force and effect as if taken by the Manager. Unless otherwise determined by the Manager, the President shall be the chief executive officer of the Company and may include those words in his title.

(2) Vice Presidents. Each Vice President of the Company shall have such duties and responsibilities with respect to the conduct of the business and affairs of the Company as are assigned from time to time by the Manager or the President. Each Vice President of the Company shall have full power and authority to bind the Company and to execute any and all contracts, agreements, instruments, or other documents for and on behalf of the Company, and any and all such actions properly taken by a Vice President of the Company shall have the same force and effect as if taken by the Manager.

(3) Treasurer and Assistant Treasurers. The Treasurer of the Company shall have responsibility for the custody and control of all funds of the Company and shall have such other powers and duties as may from time to time be assigned by the Manager or the President. The Treasurer of the Company may delegate to any Assistant Treasurer of the Company such of the Treasurer’s duties and responsibilities as the Treasurer deems advisable, and (subject to the control and supervision of the Treasurer) such Assistant Treasurer may exercise such delegated duties and responsibilities as fully, and with the same force and effect, as the Treasurer.

(4) Secretary and Assistant Secretaries. The Secretary of the Company shall prepare and maintain all records of Company proceedings and may attest the signature of any authorized officer of the Company on any contract, agreement, instrument, or other document and shall have such other powers and duties as may from time to time be assigned by the Manager or the President. The Secretary of the Corripany may delegate to any Assistant Secretary of the Company such of the Secretary’s duties and responsibilities as the Secretary deems advisable, and (subject to the control and supervision of the Secretary) such Assistant Secretary may exercise such delegated duties and responsibilities as fully, and with the same force and effect, as the Secretary.

All officers of the Company shall have the power and authority to bind the Company and to execute a contract, agreement, instrument, or other document for and on behalf of the Company; provided, however, that (i) the Manager may establish from time to time limits of authority for any or all of the Company’s officers with respect to the execution and delivery of negotiable instruments or contracts for and on behalf of the Company, and (ii) the Manager may establish processes and procedures whereby the power and authority of the President or a Vice President to execute a contract, agreement, instrument, or other document on behalf of the Company may be delegated to another Person.

ARTICLE VI

INDEMNIFICATION

6.1 Right to Indemnification. The Company may indemnify persons who are or were a manager, officer, employee, or agent of the Company (each, a “Corporate Functionary”) both in their capacities as such and, if serving at the request of the Company, as a director, manager, officer, trustee, employee, agent, or similar functionary of another foreign or domestic Person, against any and all liability and reasonable expense that may be incurred by them in connection with or resulting from (a) any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative, or investigative (a “Proceeding”), (b) an appeal in a Proceeding, or (c) any inquiry or investigation that could lead to a Proceeding, all to the fullest extent permitted by applicable law. The Company may pay or reimburse, in advance of the final disposition of the Proceeding, all reasonable expenses incurred by any Corporate Functionary who was, is, or is threatened to be made a named defendant or respondent in a Proceeding to the fullest extent permitted by applicable law. The rights of indemnification provided for in this Article VI shall be in addition to all rights to which any Corporate Functionary may be entitled under any agreement or vote of Members or as a matter of law or otherwise.

6.2 Insurance. The Company may purchase or maintain insurance on behalf of any Corporate Functionary against any liability asserted against him and incurred by him as, or arising out of his status as, a Corporate Functionary, whether or not the Company would have the power to indemnify him against the liability under the Act or these Regulations; provided, however, that if the insurance or other arrangement is with a Person that is not regularly engaged in the business of providing insurance coverage, the insurance or arrangement may provide for payment of a liability with respect to which the Company would not have the power to indemnify the Corporate Functionary only if including coverage for the additional liability has been approved by the Member.

6.3 Savings Clause. If this Article VI or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each Person indemnified pursuant to this Article VI as to costs, charges, and expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement with respect to any Proceeding to the fullest extent permitted by any applicable portion of this Article VI that shall not have been invalidated and to the fullest extent permitted by applicable law.

ARTICLE VII

BOOKS, RECORDS, ACCOUNTS, AND TAX MATTERS

7.1 Maintenance of Books. The Manager shall cause the Company to keep books and records of account and shall keep records of the formal resolutions of the Manager or Member. The books of account for the Company shall be maintained on a cash or accrual basis (as determined by the Manager) in accordance with the terms of these Regulations.

7.2 Fiscal Year. The fiscal year of the Company shall be determined by the Manager.

7.3 Bank and Investment Accounts. The Manager shall establish and maintain on behalf of the Company such banking and investment arrangements (including arrangements with respect to the establishment and maintenance of accounts with financial institutions) as from time to time become necessary, appropriate, or desirable in the opinion of the Manager. All resolutions set forth in a standard form resolution of any commercial bank or financial or investment institution at which one or more such accounts are established are hereby approved and adopted and shall constitute resolutions duly and validly adopted by the Manager, on behalf of the Company, as if set forth herein and may be certified as such.

7.4 Federal Income Tax Status. The Company shall be a disregarded entity for federal income tax purposes.

7.5 Tax Returns. The Manager shall cause to be prepared and filed all necessary federal and state tax returns for the Company.

ARTICLE VIII

DISSOLUTION, LIQUIDATION, AND TERMINATION

8.1 Dissolution. The Company shall dissolve and its affairs shall be wound up on the first to occur of the following:

(a) The election of the Member to do so;

(b) The entry of a decree of judicial dissolution of the Company under Section 18-802 of the Act; or

(c) Any time there are no members of the Company unless the Company is continued in accordance with the Act.

8.2 Liquidation and Termination. On dissolution of the Company, the Member shall appoint a liquidator. The liquidator shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Act. The costs of liquidation shall be borne by the Company as a Company expense. Until final distribution, the liquidator shall continue to operate the Company properties subject to the provisions of these Regulations. The steps to be accomplished by the liquidator are as follows:

(a) As promptly as possible after dissolution and again after final liquidation, the liquidator shall cause a proper accounting to be made of the Company’s assets, liabilities, and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable;

(b) The liquidator shall pay, satisfy, or discharge from Company funds all of the debts, liabilities, and obligations of the Company (including all expenses incurred in liquidation) or otherwise make adequate provision for payment and discharge thereof (including the establishment of a cash escrow fund for contingent liabilities in such amount and for such term as the liquidator may reasonably determine); and

(c) All remaining assets of the Company shall be distributed to the Member.

8.3 Certificate of Cancellation. On completion of the distribution of Company assets as provided herein, the Member (or such other Person as the Act may require or permit) shall cancel any filings made pursuant to Section 2.5 and take such other actions as may be necessary to terminate the Company, including filing the certificate of cancellation of the Certificate with the Secretary of State of the State of Delaware.

ARTICLE IX

GENERAL PROVISIONS

9.1 Amendments to Regulations or Certificate. These Regulations and the Certificate may be amended or modified from time to time only by the Member.

9.2 Binding Effect. These Regulations are binding on and inure to the benefit of the Member and its successors and assigns.

9.3 Governing Law. These Regulations are governed by and shall be construed in accordance with the law of the State of Delaware.

9.4 Severability. In the event of a direct conflict between the provisions of these Regulations and any mandatory provision of the Act, the provisions of the Act shall control. If any provision of these Regulations or the application thereof to any Person or circumstance is held invalid or unenforceable to any extent, the remainder of these Regulations and the application of that provision to other Persons or circumstances are not affected thereby and that provision shall be enforced to the greatest extent permitted by law.

9.5 Further Assurances. In connection with these Regulations and the transactions contemplated hereby, the Member shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of these Regulations and those transactions.

9.6 Creditors. None of the provisions of these Regulations shall be for the benefit of or enforceable by any creditor of the Company.

[Signature Page Follows]

In Witness Whereof, the Member has executed these Amended and Restated Regulations of Wyse Technology L.L.C. effective as of the Effective Time.

MEMBER:

DELL MARKETING L.P.

By:	/s/ Janet B. Wright
Name:	Janet B. Wright
Title:	Vice President and Assistant Secretary